As filed with the U.S. Securities and Exchange Commission on October 19, 2023

Securities Act File No. 333-263831

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 X

Pre-Effective Amendment No. ___

Post-Effective Amendment No. 2

VOYA VARIABLE PORTFOLIOS, INC.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant's Telephone Number, Including Area Code)

Huey P. Falgout, Jr., Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I, and Class S shares of beneficial interest of Voya International Index

Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant's Registration Statement on Form N-14, the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® T. Rowe Price International Stock Portfolio, a series of Voya Investors Trust, with and into Voya International Index Portfolio, a series of Voya Variable Portfolios, Inc., as required by Item 16(12) of Form N-14.Accordingly, this Post-Effective Amendment (the "Amendment") consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Proxy Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant's Form N-14 (File No. 333-263831) filed with the SEC on May 2, 2022. This Amendment does not modify any other part of the Registration Statement.

VOYA VARIABLE PORTFOLIOS, INC.

(the "Registrant")

PART C.

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article 10, Section (iv) of Voya Variable Portfolios, Inc.'s Articles of Incorporation, as amended, provides the following:

(iv)The Corporation shall indemnify its officers, directors, employees, and agents and any person who serves at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise as follows:

(a)Every person who is or has been a director, officer, employee, or agent of the Corporation and persons who serve at the Corporation's request as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified by the Corporation to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him/her in connection with any debt, claim, action, demand, suit, proceeding, judgment, decree, liability, or obligation of any kind in which he/she becomes involved as a party or otherwise by virtue of his/her being or having been a Director, officer, employee, or agent of the Corporation or of another corporation, partnership, joint venture, trust, or other enterprise at the request of the Corporation, and against amounts paid or incurred by him/her in the settlement thereof.

(b)The words "claim," "action," "suit," or "proceeding" shall apply to all claims, actions, suits, or proceedings (civil, criminal, administrative, legislative, investigative, or other, including appeals), actual or threatened, and the words "liability" and "expenses" shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.

(c)No indemnification shall be provided hereunder to a director, officer, employee, or agent against any liability to the Corporation or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

(d)The rights of indemnification provided herein may be insured against by policies maintained by the Corporation, shall be several, shall not affect any other rights to which any director, officer, employee or agent may now or hereafter be entitled, shall continue as to a person who has ceased to be such director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(e)In the absence of a final decision on the merits by a court or other body before which such proceeding was brought, an indemnification payment will not be made, except as provided in subparagraph (f) of this paragraph (iv), unless in the absence of such a decision, a reasonable determination based upon a factual review has been made:

(1)By a majority vote of a quorum of non-party directors who are "not interested persons" of the

Corporation (as defined in the 1940 Act); or

(2)By independent legal counsel in a written opinion that the indemnitee was not liable for an act of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties.

(f)The Corporation further undertakes that advancement of expenses incurred in the defense of a proceeding (upon undertaking for repayment unless it is ultimately determined that indemnification is appropriate) against an officer, director or controlling person of the Corporation will not be made absent the fulfillment of at least one of the following conditions:

(1)The indemnity provides security for his undertaking;

(2)The Corporation is insured against losses arising by reason of any lawful advances; or

(3)A majority of a quorum of non-party directors who are "not interested" persons or independent legal counsel in a written opinion makes a factual determination that there is a reason to believe the indemnity will be entitled to indemnification.

(g)Neither the amendment nor repeal of this paragraph (iv) of Article 9, nor the adoption of any amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this paragraph (iv) of Article 10 shall apply to or affect in any respect the applicability of the preceding provisions with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

In addition, Voya Variable Portfolios, Inc.'s officers and directors are currently covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company, which expires March 31, 2024.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers, and controlling persons of Voya Variable Portfolios, Inc. pursuant to the foregoing provisions or otherwise, Voya Variable Portfolios, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Voya Variable Portfolios, Inc. of expenses incurred or paid by a director, officer, or controlling person of Voya Variable Portfolios, Inc. in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the shares being registered, Voya Variable Portfolios, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act and be governed by final adjudication of such issue.

Pursuant to Indemnification Agreements between the Company and each Independent Director, the Company indemnifies each Independent Director against any liabilities resulting from the Independent Director's serving in such capacity, provided that the Independent Director has not engaged in certain disabling conduct.

ITEM 16. EXHIBITS

1.a. Voya Variable Portfolios, Inc. Articles of Amendment and Restatement dated May 1, 2002

– Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant's Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

b.Form Of Articles Supplementary, dated August 12, 2002, to Articles of Amendment and Restatement dated May 1, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant's Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

c.Articles of Amendment, dated February 17, 2004, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING VP Technology Portfolio to ING VP Global Science and Technology Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 23 to the Registrant's Form N-1A Registration Statement on February 11, 2005 and incorporated herein by reference.

d.Articles of Amendment dated April 30, 2004, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of Class R shares to Class I shares) – Filed as an Exhibit to Post-Effective Amendment No. 23 to the Registrant's Form N-1A Registration Statement on February 11, 2005 and incorporated herein by reference.

e.Articles Supplementary, effective April 29, 2005, to Articles of Amendment and Restatement dated May 1, 2002 (designation of Adviser Class shares) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant's Form N-1A Registration Statement on April 28, 2005 and incorporated herein by reference.

f.Articles of Amendment dated November 29, 2007, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING VP International Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 34 to the Registrant's Form N-1A Registration Statement on January 25, 2008 and incorporated herein by reference.

g.Articles Supplementary, dated November 30, 2007, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING WisdomTreeSM Global High- Yielding Equity Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 34 to the Registrant's Form N-1A Registration Statement on January 25, 2008 and incorporated herein by reference.

h.Articles Supplementary, dated February 15, 2008, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING International Index Portfolio, ING Lehman Brothers Aggregate Bond Index® Portfolio, ING MorningStar® U.S. GrowthSM Index Portfolio, ING RussellTM Large Cap Index Portfolio, ING RussellTM Mid Cap Index Portfolio, and ING RussellTM Small Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 37 to the Registrant's Form N-1A Registration Statement on February 29, 2008 and incorporated herein by reference.

i.Articles of Amendment, effective March 7, 2008, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING Lehman Brothers Aggregate Bond Index® Portfolio to ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 39 to the Registrant's Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

j.Articles of Amendment, effective April 28, 2008, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING VP Global Science and Technology Portfolio to ING BlackRock Global Science and Technology Portfolio; ING VP Growth Portfolio to ING Opportunistic LargeCap Growth Portfolio; and ING VP Value Opportunity Portfolio to ING Opportunistic LargeCap Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant's Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

k.Articles Supplementary, dated June 6, 2008, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING Russell Global Large Cap Index 85% Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant's Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

l.Articles of Supplementary, dated July 9, 2008, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Registrant's Form N-1A Registration Statement on August 19, 2008 and incorporated herein by reference.

Articles Supplementary, dated October 12, 2008, to Articles of Amendment and

m.Restatement dated May 1, 2002 (designation of ING U.S. Government Money Market Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 44 to the Registrant's

Form N-1A Registration Statement on October 30, 2008 and incorporated herein by reference.

n.Articles Supplementary, effective January 23, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (designation of Service 2 Class shares) – Filed as an Exhibit to Post-Effective Amendment No. 49 to the Registrant's Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

o.Articles Supplementary, dated February 12, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING Russell Large Cap Index Portfolio – Class I shares) – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant's

Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

p.Articles Supplementary, dated March 18, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING Hang Seng Index Portfolio, ING RussellTM Large Cap Growth Index Portfolio, ING RussellTM Large Cap Value Index Portfolio, and ING RussellTM Mid Cap Growth Index Portfolio) – Filed as an Exhibit to Post-Effective

Amendment No. 51 to the Registrant's Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

q.Articles of Amendment, effective May 1, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING BlackRock Global Science and Technology Portfolio to ING BlackRock Science and Technology Opportunities Portfolio; ING Lehman Brothers U.S. Aggregate Bond Index Portfolio to ING U.S. Bond Index Portfolio; ING Opportunistic LargeCap Value Portfolio to ING Opportunistic LargeCap Portfolio; ING Russell Global Large Cap Index 85% Portfolio to ING Russell Global Large Cap Index 75% Portfolio; ING VP Index Plus LargeCap Portfolio to ING Index Plus LargeCap Portfolio; ING VP Index Plus MidCap Portfolio to ING Index Plus MidCap Portfolio; ING VP Index Plus SmallCap Portfolio to ING Index Plus SmallCap Portfolio; and ING VP Small Company Portfolio to ING Small Company Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 51 to the Registrant's Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

r.Articles Supplementary, dated June 22, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING Dow Jones Euro STOXX 50® Index Portfolio, ING FTSE 100 Index® Portfolio, ING Japan Equity Index Portfolio, and ING NASDAQ 100 Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 53 to the Registrant's Form N-1A Registration Statement on July 31, 2009 and incorporated herein by reference.

s.Articles Supplementary, dated July 31, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (increase authorized shares of ING International Index Portfolio and ING Russell Large Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant's Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

t.Articles Supplementary, dated August 5, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (increase authorized shares of ING Dow Jones Euro STOXX 50® Index Portfolio, ING Russell Mid Cap Index Portfolio, and ING U.S. Bond Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant's Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

u.Articles of Amendment, dated September 21, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING Opportunistic LargeCap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant's

Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

v.Plan of Liquidation and Dissolution of Series, effective October 23, 2009, (dissolution of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant's Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

w.Articles of Amendment, effective October 30, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING Nasdaq 100 Index® Portfolio to ING NASDAQ 100 Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant's Form N-1A Registration Statement on February 10, 2010 and incorporated herein by reference.

x.Articles of Amendment, effective April 30, 2010, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING Dow Jones Euro STOXX 50® Index Portfolio to ING Euro STOXX 50® Index Portfolio, and ING Japan Equity Index Portfolio to ING Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 55 to the Registrant's Form N-1A Registration Statement on April 28, 2010 and incorporated herein by reference.

y.Articles of Amendment, dated July 20, 2010, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of Class S2 shares of ING Hang Seng Index Portfolio, ING Russell Large Cap Growth Index Portfolio, and ING Russell Large Cap Value Index

Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant's Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

Articles of Amendment, dated August 10, 2010, to Articles of Amendment and Restatement

z.dated May 1, 2002 (dissolution of ING Global Equity Option Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant's Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

aa.Articles of Amendment, dated September 8, 2010, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING Opportunistic LargeCap Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant's Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

bb.Articles of Amendment, dated January 6, 2011, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING U.S. Government Money Market Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant's Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

cc.Articles Supplementary, dated January 26, 2011, to Articles of Amendment and Restatement dated May 1, 2002 (designation of Adviser Class and Class I shares of ING Australia Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Registrant's Form N-1A Registration Statement on February 25, 2011 and incorporated herein by reference.

dd.Articles Supplementary, dated October 19, 2011, to Articles of Amendment and Restatement dated May 1, 2002 (designation of ING Emerging Markets Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant's Form N-1A Registration Statement on November 28, 2011 and incorporated herein by reference.

ee.Articles of Amendment, dated April 13, 2011, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING NASDAQ 100 Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 65 to the Registrant's Form N-1A Registration Statement on April 26, 2012 and incorporated herein by reference.

ff.Articles Supplementary, dated December 11, 2008, to Articles of Amendment and Restatement dated May 1, 2002 (designation of Class I shares of ING Russell Large Cap Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

gg.Articles of Amendment, dated June 19, 2009, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING Morningstar U.S. Growth Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

hh.Plan of Liquidation and Dissolution of Series, effective April 7, 2010 (dissolution of ING RussellTM Global Large Cap Index 75% Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

ii.Articles of Amendment, dated October 17, 2012, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of Class I shares of ING WisdomTree Global High-Yielding Equity Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

jj.Articles of Amendment, dated April 22, 2013, to Articles of Amendment and Restatement dated May 1, 2002 (dissolution of ING BlackRock Science and Technology Opportunities Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's

Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

kk.Articles of Amendment, effective July 12, 2013, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of ING WisdomTree Global High-Yielding Equity Index

Portfolio to ING Global Value Advantage Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

ll.Articles Supplementary, dated August 7, 2013, to Articles of Amendment and Restatement dated May 1, 2002 (increase number of authorized shares of ING U.S. Bond Index Portfolio for Class I) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Registrant's

Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

Articles Supplementary, dated April 7, 2014, to Articles of Amendment and Restatement

mm.dated May 1, 2002 (classification and designation of Class I shares for Voya Global Value Advantage Portfolio and authorizing the increase in number of authorized shares of Class ADV shares of Voya International Index Portfolio) – Filed as an Exhibit to Post-Effective

Amendment No. 71 to the Registrant's Form N-1A Registration Statement on April 28, 2014 and incorporated herein by reference.

nn.Articles of Amendment, effective May 1, 2014, to Articles of Amendment and Restatement dated May 1, 2002 (change of names of Registrant and Series) – Filed as an Exhibit to Post-

Effective Amendment No. 71 to the Registrant's Form N-1A Registration Statement on April 28, 2014 and incorporated herein by reference.

oo.Articles Supplementary, dated September 23, 2014, to Articles of Amendment and Restatement dated May 1, 2002 (classification and designation of Class T shares for Voya Global Value Advantage Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 74 to the Registrant's Form N-1A Registration Statement on November 13, 2014 and incorporated herein by reference.

pp.Articles Supplementary, dated November 21, 2014, to Articles of Amendment and Restatement dated May 1, 2002 (increase number of authorized shares of Class S shares of Voya Global Value Advantage Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Registrant's Form N-1A Registration Statement on February 11, 2015 and incorporated herein by reference.

qq.Articles Supplementary, dated June 26, 2015, to Articles of Amendment and Restatement dated May 1, 2002 (increase number of authorized shares of Class S shares of Voya Global Value Advantage Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Registrant's Form N-1A Registration Statement on September 21, 2015 and incorporated herein by reference.

rr.Articles Supplementary, dated October 15, 2015, to Articles of Amendment and Restatement dated May 1, 2002 (classification and designation of Class R6 shares of Voya Small Company Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 80 to the Registrant's Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

ss.Articles of Amendment, effective May 1, 2016, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of Voya Global Value Advantage Portfolio to Voya Global Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 83 to the Registrant's Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

tt.Articles Supplementary, dated April 6, 2017, to Articles of Amendment and Restatement dated May 1, 2002 (classification and designation of Class P2 shares of Voya Emerging Markets Index Portfolio, Voya International Index Portfolio, Voya Russell Mid Cap Index Portfolio, Voya Russell Small Cap Index Portfolio, and Voya U.S. Bond Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Registrant's Form N-1A Registration Statement on April 27, 2017 and incorporated herein by reference.

uu.Articles Supplementary, dated February 1, 2018, to Articles of Amendment and Restatement dated May 1, 2002 (increasing the number of authorized Class P2 shares of Voya U.S. Bond Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No.

89 to the Registrant's Form N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

vv.Articles Supplementary, dated September 19, 2018, to Articles of Amendment and Restatement dated May 1, 2002 (increasing the number of authorized Class P2 shares for Voya International Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 91 to the Registrant's Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

ww.Plan of Liquidation and Dissolution of Series effective October 9, 2019 (liquidation and dissolution of Voya Australia Index Portfolio) – Filed as an Exhibit to Post-Effective

Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

xx.Articles Supplementary, dated November 22, 2019, to Articles of Amendment and Restatement dated May 1, 2002 (reclassifying Class I shares for Voya FTSE 100 Index® Portfolio, Voya Hang Seng Index Portfolio and Voya Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

yy.Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Post-Effective

Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and

zz.dissolution of Voya Hang Seng Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21,

2020 and incorporated herein by reference.

aaa.Plan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya FTSE 100 Index® Portfolio) – Filed as an Exhibit to Post-Effective

Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

bbbPlan of Liquidation and Dissolution of Series effective April 16, 2020 (liquidation and dissolution of Voya Euro STOXX 50® Index Portfolio) – Filed as an Exhibit to Post-

Effective Amendment No. 94 to the Registrant's Form N-1A Registration Statement on

April 21, 2020 and incorporated herein by reference.

ccc.Articles of Amendment, effective May 1, 2020, to Articles of Amendment and Restatement dated May 1, 2002 (re-designation of Voya Global Equity Portfolio to Voya Global High Dividend Low Volatility Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

ddd.Articles Supplementary, dated April 14, 2021, to Articles of Amendment and Restatement dated May 1, 2002 (reclassifying Class I shares of Voya Australia Index Portfolio) – Filed as an Exhibit to Amendment No. 100 to the Registrant's Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

eee.Articles Supplementary, dated October 1, 2021, to Articles of Amendment and Restatement dated May 1, 2002 (reclassifying Adviser Class and Class S shares of Voya Hang Seng Index Portfolio and Adviser Class shares of Voya Japan TOPIX Index® Portfolio) – Filed as an Exhibit to Amendment No. 100 to the Registrant's Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

fff.Articles Supplementary, dated June 9, 2022, to Articles of Amendment and Restatement dated May 1, 2002 (increase number of authorized Class S shares for Voya RussellTM Large Cap Index Portfolio and Voya RussellTM Large Cap Value Index Portfolio) – Filed as an Exhibit to Amendment No. 100 to the Registrant's Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

ggg.Articles Supplementary, dated November 8, 2022, to Articles of Amendment and Restatement dated May 1, 2022 (classification and designation of Voya VACS Index Series

EM Portfolio, Voya VACS Index Series I Portfolio, Voya VACS Index Series MC Portfolio, and Voya VACS Index Series SC Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

2. a. Fourth Amended and Restated Bylaws dated November 21, 2019 – Filed as an Exhibit to Post-Effective Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

3.Not applicable.

4.Agreement and Plan of Reorganization between VY® T. Rowe Price International Stock Portfolio, a series of Voya Investors Trust, and Voya International Index Portfolio, a series of Voya Variable Portfolios, Inc. – Attached as Appendix A to the Proxy Statement/Prospectus.

5.Not applicable.

6.	a.	Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Variable
Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 79 to the
Registrant's Form N-1A Registration Statement on September 21, 2015 and incorporated herein by reference.
		i.	Waiver Letter dated May 1, 2023 to Amended and Restated Investment
Management Agreement between Voya Investments, LLC and Voya Variable
Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1,
2015 (Voya RussellTM Large Cap Growth Index Portfolio, Voya RussellTM Large
Cap Value Index Portfolio, and Voya RussellTM Mid Cap Growth Index Portfolio)
for the period from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to
Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration
Statement on April 25, 2023 and incorporated herein by reference.
		ii.	Side Letter Agreement dated May 1, 2023 to Amended and Restated Investment
Management Agreement between Voya Investments, LLC and Voya Variable
Portfolios, Inc., dated November 18, 2014, as amended and restated on May 1,
2015 (Voya RussellTM Large Cap Growth Index Portfolio and Voya RussellTM
Large Cap Value Index Portfolio) for the period from May 1, 2023 through May
1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 100 to the
Registrant's Form N-1A Registration Statement on April 25, 2023 and
incorporated herein by reference.
		iii.	Amended Schedule A, effective January 1, 2023 to Amended and Restated
Investment Management Agreement between Voya Investments, LLC and Voya
Variable Portfolios, Inc. dated November 18, 2014, as amended and restated on
May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 100 to the
Registrant's Form N-1A Registration Statement on April 25, 2023 and
incorporated herein by reference.
		iv.	Amended Schedules B and C, dated September 2020, to Amended and Restated
Investment Management Agreement between Voya Investments, LLC and Voya
Variable Portfolios, Inc. dated November 18, 2014 as amended and restated on
May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the
Registrant's Form N-1A Registration Statement on April 27, 2021 and
incorporated herein by reference.
	b.	Investment Management Agreement, effective October 21, 2022, between Voya
Investments, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25,
2023 and incorporated herein by reference.
	c.	Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective

Amendment No. 77 to the Registrant's Form N-1A Registration Statement on April 28, 2015 and incorporated herein by reference.

i.Amended Schedule A, effective January 1, 2023, to Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

d.Sub-Sub-Advisory Agreement, effective June 1, 2022, between Voya Investment Management Co. LLC and Voya Investment Management (UK) Limited (Voya Small Company Portfolio) – Filed as an Exhibit to Amendment No. 100 to the Registrant's Form

N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

e.Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 83 to the Registrant's Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

i.Amended Schedule A, effective January 1, 2023, to Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and

incorporated herein by reference.

ii.Side Letter Agreement dated May 1, 2023 to Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and Voya Variable Portfolios, Inc. (Voya RussellTM Large Cap Index Portfolio, Voya RussellTM Mid Cap Growth Index Portfolio and Voya RussellTM Mid Cap Index Portfolio) for the period from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-

Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

iii.Side Letter Agreement dated May 1, 2022 to Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. effective January 1, 2016 (Voya International Index Portfolio) for the period from May 1, 2022 through May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

iv.Side Letter Agreement dated May 1, 2023 to Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and Voya Variable Portfolios, Inc. (Voya Global High Dividend Low Volatility Portfolio) for the period from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-

Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

v.Side Letter Agreement dated May 1, 2023 to Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and Voya Variable Portfolios, Inc. (Voya U.S. Bond Index Portfolio) for the period from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

7.a. Distribution Agreement, effective November 18, 2014, between Voya Investments Distributor, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Registrant's Form N-1A Registration Statement on February 11, 2014 and incorporated herein by reference.

i.Amended Exhibit A, dated November 19, 2020, to the Distribution Agreement, effective November 18, 2014, between Voya Investments Distributor, LLC and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

b.Placement Agent Agreement, effective October 21, 2022, between Voya Variable Portfolios, Inc. and Voya Investments Distributor, LLC – Filed as an Exhibit to Post-

Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

8.a. Deferred Compensation Plan for Independent Directors as Amended and Restated January 11, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

9.a. Custody Agreement. dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 22 to the Registrant's Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

i.Amended Exhibit A, effective February 9, 2023, to Custody Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

ii.Amendment, dated January 1, 2019, to Custody Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc.

–Filed as an Exhibit to Post-Effective Amendment No. 91 to the Registrant's

Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

iii.Amendment, dated November 21, 2022, to Custody Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc.

–Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's

Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

b.Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective

Amendment No. 22 to the Registrant's Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

i.Amended Exhibit A, effective February 9, 2023, to Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

ii.Amendment, dated July 21, 2021, to Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

iii.Amendment, dated July 13, 2021, to Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

iv.Amendment, dated September 6, 2012, to Foreign Custody Manager Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

c.Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective

Amendment No. 22 to the Registrant's Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

i.Amendment, effective March 30, 2023, to Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

ii.Amendment, effective October 1, 2011, to Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant's Form N-1A Registration Statement on November 28, 2011 and incorporated herein by reference.

iii.Amendment to Securities Lending Agreement and Guaranty, effective March 21, 2019, between The Bank of New York Mellon and Voya Variable Portfolios, Inc.

–Filed as an Exhibit to Post-Effective Amendment No. 91 to the Registrant's

Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

iv.Amendment to Securities Lending Agreement and Guaranty, effective March 26, 2019 between The Bank of New York Mellon and Voya Variable Portfolios, Inc.

–Filed as an Exhibit to Post-Effective Amendment No. 91 to the Registrant's Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

10.a. Fourth Amended and Restated Shareholder Services and Distribution Plan (Class S Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

i.Amended Schedule 1, dated November 19, 2020, to Fourth Amended and Restated Shareholder Services and Distribution Plan (Class S Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

b.Third Amended and Restated Shareholder Service and Distribution Plan (Class ADV Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

i.Amended Schedule A, dated November 19, 2020, to Third Amended and Restated Shareholder Service and Distribution Plan (Class ADV Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

ii.Waiver Letter dated May 1, 2022 to Third Amended and Restated Shareholder Service and Distribution Plan (Class ADV Shares), effective November 16, 2017 with respect to Voya International Index Portfolio for the period from May 1, 2022 through May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

c.Fourth Amended and Restated Shareholder Services and Distribution Plan (Class S2 Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

i.Amended Schedule A, dated November 19, 2020, to Fourth Amended and Restated Shareholder Services and Distribution Plan (Class S2 Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 97 to

the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

d.Amended and Restated Shareholder Servicing Plan (Class T Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's

Form N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

i.Amended Schedule A, dated November 19, 2020, to Amended and Restated Shareholder Servicing Plan (Class T Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

e.Amended and Restated Distribution Plan Pursuant to Rule 12B-1 (Class T Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

i.Amended Schedule A, dated November 19, 2020, to Amended and Restated Distribution Plan Pursuant to Rule 12B-1 (Class T Shares), effective November 16, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

ii.Waiver Letter dated May 1, 2023 to Amended and Restated Distribution Plan Pursuant to Rule 12b-1 (Class T Shares), effective November 16, 2017, with respect to Voya Global High Dividend Low Volatility Portfolio for the period from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-Effective

Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

f.Fifth Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 for Voya Variable Portfolios, Inc., last amended September 11, 2020 – Filed as an Exhibit to Post-Effective

Amendment No. 97 to the Registrant's Form N-1A Registration Statement on April 27, 2021 and incorporated herein by reference.

11.Opinion and Consent of Counsel - Filed as an Exhibit to the Registrant's Form N-14 Registration Statement on March 24, 2022 and incorporated herein by reference.

12.Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.

13.a. Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective

Amendment No. 22 to the Registrant's Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

i.Amended Exhibit A, effective February 9, 2023, to Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

ii.Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form

N-1A Registration Statement on April 26, 2018 and incorporated herein by reference.

iii.Amendment, dated January 1, 2019, to Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 91 to the Registrant's Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

iv.Amendment, dated November 21, 2022, to Fund Accounting Agreement, dated January 6, 2003, between The Bank of New York Mellon and Voya Variable

Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

b.Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-

Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

i.Amended Schedule A, dated July 2021, to Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

c.Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

i.Amended Schedule A, dated July 2021, to Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective

Amendment No. 98 to the Registrant's Form N-1A Registration Statement on April 25, 2022 and incorporated herein by reference.

d.Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant's Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

i.Amendment, effective February 8, 2011, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective

Amendment No. 60 to the Registrant's Form N-1A Registration Statement on April 25, 2011 and incorporated herein by reference.

ii.Amendment, effective November 8, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-

Effective Amendment No. 94 to the Registrant's Form N-1A Registration Statement on April 21, 2020 and incorporated herein by reference.

iii.Amendment, effective January 1, 2019, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective

Amendment No. 91 to the Registrant's Form N-1A Registration Statement on April 23, 2019 and incorporated herein by reference.

iv.Amendment, effective May 1, 2019, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-Effective

Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

v.Amendment, effective October 21, 2022, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-

Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

vi.Amendment, effective November 21, 2022, to Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Variable Portfolios, Inc. – Filed as an Exhibit to Post-

Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

e.Fund Administration Support Services Agreement (with redaction), effective July 29, 2022, between the Registrant and The Bank of New York Mellon – Filed as an Exhibit to Post- Effective Amendment No. 100 to the Registrant's Form N-1A Registration Statement on April 25, 2023 and incorporated herein by reference.

14.Consent of Ernst & Young LLP - Filed as an Exhibit to the Registrant's Form N-14 Registration Statement on May 2, 2022 and incorporated herein by reference.

15.Not applicable.

16.Powers of Attorney - Filed as an Exhibit to the Registrant's Form N-14 Registration Statement on March 24, 2022 and incorporated herein by reference.

17.Not applicable.

ITEM 17. UNDERTAKINGS

a.The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

b.The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 19th day of October, 2023.

VOYA VARIABLE PORTFOLIOS, INC.

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Andy Simonoff*	President and Chief Executive Officer	October 19, 2023
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer and	October 19, 2023
Assistant Secretary
Fred Bedoya*	Vice President, Treasurer and Principal Accounting Officer	October 19, 2023
Colleen D. Baldwin*	Director	October 19, 2023
John V. Boyer*	Director	October 19, 2023
Patricia W. Chadwick*	Director	October 19, 2023
Martin J. Gavin*	Director	October 19, 2023
Joseph E. Obermeyer*	Director	October 19, 2023
Sheryl K. Pressler*	Director	October 19, 2023

Christopher P. Sullivan*	Director	October 19, 2023

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Andy Simonoff, Todd Modic, Fred Bedoya, and each Director were filed with Post-Effective Amendment No. 100 (333-05173) to the Registrant's Form N-1A Registration Statement on April 25, 2023 and are incorporated herein by reference.